Exhibit 99.1

Pier 1 Appoints Brand Marketing Veteran Allie Kline to Board of Directors

FORT WORTH, Texas--(BUSINESS WIRE)--September 27, 2018--Pier 1 Imports, Inc. (NYSE:PIR) today announced the appointment of Katherine M. A. (“Allie”) Kline to the Company’s Board of Directors, effective immediately. Ms. Kline will also serve as a member of the Board’s Compensation Committee.

“Allie brings 25 years of highly relevant marketing, branding, digital and communications experience to the Pier 1 Board, and we are delighted to welcome her as a new independent director,” said Alasdair James, President and CEO. “We are confident that Allie’s expertise across brand marketing and digital strategy, as well as her long track record serving women and millennial consumers, will add tremendous value as we implement our ‘New Day’ strategic plan and continue to focus on driving sustainable sales growth and long-term profitability.”

Ms. Kline most recently served as chief marketing and communications officer for Oath Inc., a subsidiary of Verizon Communications, Inc. consisting of more than 20 distinctive digital brands that reach approximately one billion consumers globally, including AOL, HuffPost, TechCrunch, Tumblr and Yahoo. During her tenure at Oath, Ms. Kline also served as the head of its prominent MAKERS division, a feminist media brand focused on female leadership. Prior to Oath, Ms. Kline was chief marketing and communications officer for AOL from 2013 to 2017. Previously, she held positions as chief marketing officer for 33across, a leading data and analytics company in the digital advertising space, and as vice president of marketing for Brand Affinity Technologies, a digital sports and celebrity endorsement marketing platform. Earlier in her career, Ms. Kline held digital media and marketing leadership positions with Launch Ideas, Unicast (acquired by Sizmek), InterVU (acquired by Akamai Technologies) and the Washington Wizards. Additionally, Ms. Kline previously chaired the Oath Foundation Board, was a member of the Executive Committee for the Internet Advertising Board of Directors, and served on the Board of The Female Quotient. She holds a B.S. in corporate communications from Ithaca College.

Ms. Kline stated, “Pier 1 is a beloved iconic brand, and I am excited to be joining the Board during this pivotal time for the Company. I share management’s passion for Pier 1’s strong brand heritage, omni-channel platform and loyal customer base, all of which provide an excellent foundation upon which to build. I look forward to joining my fellow directors in working with Alasdair and the leadership team as they execute against the ‘New Day’ plan to drive long-term growth and shareholder value.”

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: the impact of initiatives implemented in connection with the Company’s multi-year "New Day" strategic plan; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the Company’s ability to implement planned cost control measures; risks related to U.S. import policy; and changes in foreign currency values relative to the U.S. dollar. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements.

About Pier 1 Imports

Pier 1 Imports is proud to offer one-of-a-kind-gotta-have-it-seriously-love-it products that help our customers tell their stories through home décor. Over the past 50 years we’ve grown from a single store to an omni-channel retailer reaching the whole of North America. Our customers shop us online and in store, and interact with us on social media. From the launch of our Pier 1 PICKS to our world renowned Papasan, we bring uniqueness and fun to the world of home décor. We are the perfect place for all your versions of “This is me.” To get inspired or simply get to know us a little better, visit pier1.com.

CONTACT:
The Blueshirt Group
Christine Greany, 858-523-1732
christine@blueshirtgroup.com